AJ ROBBINS PC

March 9, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549
U.S.A.

Dear Sir/Madam:

We have read Item 4.01(b) included in the Form 8-K dated March 9, 2005 proposed to be filed by Universal Guardian Holdings, Inc. on March 10, 2005 with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours very truly,

AJ Robbins, P.C.

By:  /s/ AJ Robbins

A.J. Robbins CPA